                                                                    EXHIBIT 3.11

                          CERTIFICATE OF INCORPORATION

                                       OF

                     ARLINGTON SERVICES HOLDING CORPORATION

         1. The name of the corporation is Arlington Services Holding Corporation (the "Corporation").

         2. The address of the Corporation's registered office in Delaware is 15 East North Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the Corporation's registered agent at that address.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. The Corporation shall have authority to issue a total of 3,000 shares of common stock, $.01 par value per share.

         5. The name of the sole incorporator is Joshua S. Teitelbaum and his mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022.

         6. The Corporation's board of directors shall have the power to make, alter or repeal the by-laws of the Corporation.

         7. The election of the Corporation's board of directors need not be by written ballot.

         8. The Corporation shall indemnify to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law as amended from time to time each person that such Section grants the Corporation the power to indemnify.

         9. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         10. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: September 15, 1995

                                                    /s/ Joshua S. Teitelbaum
                                                    ------------------------
                                                        Joshua S. Teitelbaum
                                                        Sole Incorporator


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